                         OPERATIONS MONITORING AGREEMENT


         AGREEMENT dated as of August 15, 2003 by and between FFTW FUNDS, INC., a Maryland corporation (the "Fund"), and EOS FUND SERVICES LLC, a Delaware limited liability company ("EOS").

         WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and offers shares of separate series of its common stock, which have been registered under the Securities Act of 1933, as amended;

         WHEREAS, EOS is a service company which provides third-party global fund administration oversight and consulting services to a select group of institutional investment management firms, assisting its clients in managing all aspects of their registered and unregistered fund businesses (apart from portfolio management and asset gathering); and

         WHEREAS, the Fund desires to retain EOS to render certain management and administration services, including supervision of certain third party vendors to the Fund.

         NOW, THEREFORE, in consideration of the above premises and of other good and valuable consideration the parties hereto, intending to be legally bound hereby, agree as follows:

1.       APPOINTMENT OF OPERATIONS MONITORING AGENT

         The Fund hereby appoints EOS to act as operations monitoring agent to the Fund for the period and on the terms set forth in this Agreement. This appointment applies to each existing series of the Fund, as well as any future series provided (i) the Fund does not object in writing to EOS serving such role with respect to one or more of the series, or (ii) EOS does not object to the Fund in writing on the basis of the capabilities of EOS. EOS accepts such appointment and agrees to render the services and provide, at its own expense, the office space, furnishings and equipment, and the personnel required by it to perform the services on the terms and for the compensation herein provided.

         As further delineated on Schedule A of this Agreement, which may be amended by the parties from time to time, EOS shall provide for, or assist in managing and supervising all aspects of, the general day-to-day business activities and operations of the Fund except for investment advisory services, including custodial, transfer agency, dividend disbursing, accounting, auditing and legal services and asset gathering, EOS shall discharge such responsibilities subject to the supervision and direction of the Fund's officers and Board of Directors, and in compliance with the objectives, policies and limitations set forth in the Fund's registration statement, Articles of Incorporation, Bylaws and applicable laws and regulations. All agreements with third parties shall be subject to review and approval by the Fund's executive officers or Board of Directors.

2.       REPRESENTATION AND WARRANTIES OF EOS

         EOS represents and warrants to the Fund that:

         A. EOS is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority, corporate and otherwise, to consummate the transactions contemplated by this Agreement. EOS is duly qualified to carry out its business, and is in good standing, in the State of New York.

         B. The Managing Members of EOS have taken all action required by law and EOS' Articles of Organization and Operating Agreement to authorize the execution and delivery of this Agreement by EOS and the consummation on behalf of EOS of the transactions contemplated by this Agreement. This Agreement constitutes a legal, valid and binding obligation of EOS enforceable in accordance with its terms. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will result in a breach of, or constitute a default under, or with lapse of time or giving of notice or both will result in a breach of or constitute a default under, or otherwise give any party thereto the right to terminate (a) any mortgage, indenture, loan or credit agreement or any other agreement or instrument evidencing indebtedness for money borrowed to which EOS is a party or by which EOS or any of its properties is bound or affected, or pursuant to which EOS has guaranteed the indebtedness of any person, or (b) any lease, license, contract or other agreement to which EOS is a party or by which EOS or any of its properties is bound or affected. Neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will result in, or require, the creation or imposition of any mortgage, deed or trust, pledge, lien, security interest, or other charge or encumbrance of any nature upon or with respect to any of the properties now or hereafter owned by EOS.

         C. Neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any provision of the Articles of Organization or Operating Agreement of EOS.

         D. Except such as have been obtained and as are in full force and effect and subject to no dispute, claim or challenge, no permit, license, franchise, approval, authorization, qualification or consent of, registration or filing with, or notice to, any governmental authority is required in connection with the execution and delivery by EOS of this Agreement or in connection with the consummation by EOS of any transactions contemplated by this Agreement, and no such permit, license, franchise, approval, authorization, qualification or consent of, registration or filing with, or notice to any federal, state or local governmental authority is required in connection with EOS' business or operations as currently conducted or as currently contemplated to be conducted. EOS has conducted its business and operations in compliance with all applicable laws and regulations.

3.       DUTIES OF THE FUND

         A. The Fund will deliver to EOS copies of each of the following documents and will deliver to EOS all future amendments and supplements, if any:

         (1) A copy of the Articles of Incorporation of the Fund as amended and currently in effect;

         (2) A copy of the Fund's Bylaws as amended and currently in effect;

         (3) A copy of the resolutions of the Fund's Board of Directors authorizing this Agreement;

         (4) The Fund's registration statement on Form N-1A as filed with, and declared effective by, the U.S. Securities and Exchange Commission ("SEC"), and all amendments thereto;

         (5) Each resolution of the Board of Directors of the Fund authorizing the original issue of its shares;

         (6) Copies of the resolutions of the Fund's Board of Directors authorizing: (i) certain officers and employees of EOS to give instructions to the Fund's custodian and transfer agent as required by agreements with such parties, and (ii) certain officers and employees of EOS to sign checks and pay expenses on behalf of the Fund;

         (7) A copy of the current Investment Advisory Agreement between the Fund and Fischer Francis Trees & Watts, Inc.;

         (8) A copy of the Custodian Agreement and Transfer Agency Agreement relating to the Fund;

         (9) A copy of the current Administration Agreement between the Fund and Investors Capital Services, Inc. ("ICS");

         (10) A copy of the Distribution Agreement relating to the Fund; and

         (11) Such other certificates, documents or opinions that EOS may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

         B. The Fund will cooperate in providing EOS with all necessary information to permit EOS to perform its duties hereunder and will instruct ICS to cooperate with EOS in connection therewith.

4.       SERVICES TO BE OBTAINED INDEPENDENTLY BY THE FUND

         The Fund shall, at its own expense, provide for any of its own:

         A. Organizational expenses;

         B. Services of an independent accountant;

         C. Services of outside legal counsel (including such counsel's review of the Fund's registration statement, proxy materials and other reports and materials prepared or reviewed by EOS under this Agreement);

         D. Services contracted for by the Fund directly from parties other than EOS acting as administrator (or subcontracted for by EOS on behalf of the Fund, subject to review and approval by the Fund's executive officers or Board of Directors);

         E. Trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for its investment portfolio;

         F. Investment advisory services;

         G. Taxes, insurance premiums and other fees and expenses applicable to its operation;

         H. Costs incidental to any meeting of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and costs incidental to the preparation, printing and mailing of any proxy materials;

         I. Cost incidental to Directors' meetings, including fees and expenses of Directors;

         J. The salary and expenses of any officer or employee of the Fund who is not also an officer or employee of EOS;

         K. Custodian and depository banks and all services related thereto;

         L. Costs incidental to the preparation, printing and distribution of its registration statement and any amendments thereto, and shareholder reports, including printing setup, printing and mailing costs;

         M. All registration fees and filing fees required under the securities laws of the United States and state regulatory authorities;

         N. Fidelity bond and Director's and Officers' liability insurance;

         O. Record retention costs of third parties;

         P. Distribution fees pursuant to any distribution plan, if and when adopted pursuant to Rule 12b-1 under the 1940 Act; and

         Q. Litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Fund's business.

5.       PRICE, CHARGES AND INSTRUCTIONS

         In consideration of the services rendered and expenses assumed by EOS pursuant to this Agreement, the Fund shall pay EOS as set forth in Schedule B hereto.

         In addition, EOS shall be reimbursed for the reasonable cost of any and all forms, including blank checks and proxies, used by it in communicating with shareholders, the Fund's Board of Directors, Fund management, or any regulatory agencies on behalf of the Fund, or especially prepared for use in connection with its obligations hereunder, as well as the reasonable cost of postage, telephone, telex and telecopy used in communicating with shareholders, the Fund's Board of Directors, Fund management, or any regulatory agencies on behalf of the Fund, travel-related expenses when incurred on official Fund business and microfilm used each year to record the previous year's transactions in shareholder accounts and computer tapes used for reasonable permanent storage of records, permanent storage costs for hard copy Fund records and reasonable cost of insertion of materials in mailing envelopes by outside firms. Prior to ordering any forms in such supply as it estimates will be adequate for more than two years' use, EOS shall obtain the written consent of the Fund. All forms for which EOS has received reimbursement from the Fund shall be and remain the property of the Fund until used.

         At any time EOS may apply to any officer of the Fund or officer of the Fund's investment adviser for instructions, and may consult with legal counsel or auditors for the Fund, if consented to by an officer of the Fund or such Fund's investment advisor, at the expense of the Fund, with respect to any matter arising in connection with the services to be performed by EOS under this Agreement and EOS shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in good faith in reliance upon such instructions or upon the opinion of such counsel. EOS shall be protected and indemnified in acting upon any paper or document of the Fund reasonably believed by it to be genuine and to have been signed by the proper person or persons and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. EOS shall also be protected and indemnified, except where a stop order is in effect, in recognizing transfer documents which EOS reasonably believes to bear the proper manual or facsimile signature of the officers of the Fund, and the proper counter-signatures of any present or former transfer agent.

6.       LIMITATION OF LIABILITY AND INDEMNIFICATION

         A. EOS shall provide its services in a professional manner customarily provided by leading mutual fund administration companies. EOS shall be responsible for the performance of only such duties as are set forth or contemplated herein or contained in instructions given to it by the Fund that are not contrary to this Agreement. EOS shall have no liability for any loss or damage resulting from the performance or non-performance of its duties hereunder unless caused by or resulting from the negligence, bad faith, or misconduct of EOS, its officers or employees or the negligent or willful violation by any of such persons of this Agreement. In any event, EOS shall not be liable for any consequential damages, except to the extent resulting from its gross negligence or willful misconduct.

         B. The Fund shall indemnify and hold EOS harmless from all loss, cost, damage and expense, including reasonable expenses for counsel, incurred by it resulting from any claim, demand, action or suit in connection with any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been executed by a duly authorized officer of the Fund (the "Fund Indemnification"), provided that this indemnification shall not apply to actions or omissions of EOS, its officers or employees, and EOS shall similarly indemnify and hold the Fund harmless, in cases of its or their own negligence or misconduct or the violation by any of such persons of this Agreement (the "EOS Indemnification"). The Fund Indemnification and the EOS Indemnification shall survive any termination of this Agreement.

         C. The Fund will be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any liability subject to the Fund Indemnification, and if the Fund elects to assume the defense, such defense shall be conducted by counsel chosen by the Fund, and EOS or any of its affiliated persons named as defendant or defendants in the suit may not retain additional counsel unless the Fund shall have specifically authorized the retaining of such counsel. In the event of any claim by the Fund under the EOS Indemnification, the Fund agrees to promptly notify EOS of such claim, and EOS have the right to defend or settle such claim at its own expense and by counsel of its own selection.

7.       CONFIDENTIALITY

         EOS agrees that, except as otherwise required by law, EOS will keep confidential all records and information in its possession relating to the Fund or its shareholders or shareholder accounts and will not disclose the same to any person except at the request or with the written consent of the Fund.

8.       COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS

         The Fund assumes full responsibility for complying with all applicable requirements of the Securities Act of 1933, the 1940 Act and the Securities Exchange Act of 1934, all as amended, and any laws, rules and regulations of governmental authorities having jurisdiction, except to the extent that EOS specifically assumes any such obligations under the terms of this Agreement.

         EOS shall maintain and preserve for the period prescribed, such records relating to the services to be performed by EOS under this Agreement as are required pursuant to the 1940 Act and the Securities Exchange Act of 1934. All such records shall at all times remain the respective properties of the Fund, shall be readily accessible during normal business hours and shall be promptly surrendered upon the termination of this Agreement or otherwise on written request. Records shall be surrendered in usable machine-readable form.

9.       STATUS OF EOS

         EOS shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Fund from time to time, have no authority to act or represent the Fund in any way or otherwise be deemed an agent of the Fund.

         Nothing herein shall be deemed to limit or restrict EOS' right or that of any of its affiliates or employees, to engage in any other business or to devote time and attention to the administration or other related aspects of any other registered investment company or to render services of any kind to any other corporation, firm, individual or association.

10.      PRINTED MATTER CONCERNING THE FUND OR EOS

         Neither the Fund nor EOS shall publish and circulate any printed matter which contains any reference to the other party without its prior written approval, except as may be required by applicable laws or regulations.

11.      TERM, AMENDMENT AND TERMINATION

         The initial term of this Agreement shall continue through August 31, 2006 (the "Initial Term"), unless earlier terminated as provided herein. After the expiration of the Initial Term, the term of this Agreement shall automatically renew for successive one-year terms (each a "Renewal Term") unless the non-renewing party delivers notice of non-renewal to the other party no later than 90 days prior to the expiration of the Initial Term or any Renewal Term, as the case may be.

                  (a) Either party hereto may terminate this Agreement prior to the expiration of the Initial Term or during any Renewal Term in the event the other party violates any material provision of this Agreement or fails to generally perform in accordance with the minimum requirements for standard industry practices or to reasonably perform in accordance with any material provision of this Agreement, provided that the non-violating party or the party seeking to impose such performance gives written notice of such violation or failure to perform to the violating or non-performing party and the violating or non-performing party does not cure such violation or failure to perform as soon as reasonably practicable and, in any event, within 90 days of receipt of such notice. Additionally, either party hereto may terminate this Agreement prior to the expiration of the Initial Term or during any Renewal Term in the event the Fund is liquidated or in any way changes its corporate structure.

                  (b) Any termination pursuant to this paragraph 11 shall be effective upon expiration of such 90 days, provided, however, that the effective date of such termination may be postponed to a date not more than 150 days after delivery of the written notice: (i) at the request of EOS, in order to prepare for the transfer by EOS of all records and other necessary materials; or (ii) at the request of the Fund, in order to give the Fund an opportunity to make suitable arrangements for a successor service company.

                  (c) In the event that William E. Vastardis, the President and a Managing Member of EOS, shall for any reason of death, incapacitation, incarceration, or personal decision be unavailable, unable, or unwilling to continue to act as the primary manager or relinquish a majority ownership role in the operations of EOS prior to the expiration of the Initial Term or during any Renewal Term, the Fund shall have the option, exercisable in its sole and absolute discretion within 30 days of notice, written or otherwise, of the death, incapacitation, or incarceration of William E. Vastardis, or within 30 days of written notice by William E. Vastardis to the Fund of his personal decision to cease acting as the primary manager or relinquish a majority ownership role in the operations of EOS, to terminate this Agreement upon 90 days written notice to an officer or another Managing Member of EOS; provided, however, that the failure of the Fund to exercise its option during the 30 day option period shall cause this Agreement to continue in full force and effect according to the terms and provisions hereof.

                  (d) In the event notice of termination is given to EOS by the Fund under this paragraph 11, such notice shall be accompanied by a resolution of the Board of Directors, certified by the Secretary, electing to terminate this Agreement.

12.      NOTICES

         Any notice or other communication authorized or required hereunder shall be in writing or by confirming telegram, cable, telex or facsimile sending device. Notice shall be addressed (a) if to the

Fund, 200 Park Avenue, 46th Floor, New York, New York 10166, Attention: Robin S. Meister, and (b) if to EOS, 360 West 22nd Street, Suite 16-E, New York, New York 10011, Attention: William E. Vastardis. Either party may designate a different address by notice to the other party. Any such notice or other communication shall be deemed given when actually received.

13.      NON-ASSIGNABILITY

         This Agreement shall not be assigned by either of the parties hereto without the prior consent in writing of the other party. Any purported assignment in violation of this agreement shall be void and of no effect. For purposes of this paragraph 13, the term "assignment" shall mean an assignment as defined in the Investment Company Act of 1940.

14.      SUCCESSORS

         This Agreement shall be binding on and shall insure to the benefit of the Fund and EOS, and their respective successors and permitted assigns.

15.      GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with the laws of the State of New York.


                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year above written.


ATTEST:                                               FFTW FUNDS, INC.


By:   /s/ Jane Ellis                                  By:   /s/ Stephen P. Casper
     ------------------------------                         ----------------------
     Name: Jane Ellis                                       Stephen P. Casper
                                                            President



ATTEST:                                               EOS FUND SERVICES LLC



By:   /s/ Ronald E. Wilhelm                           By:   /s/ William E. Vastardis
     ------------------------------                        -------------------------
     Name:                                                 William E. Vastardis
                                                           President and Managing Member


                                   SCHEDULE A
                                       TO
                         OPERATIONS MONITORING AGREEMENT
                                     BETWEEN
                                FFTW FUNDS, INC.
                                       AND
                              EOS FUND SERVICES LLC


         Pursuant to the attached Operations Monitoring Agreement, EOS will provide the following services to the FUND as well as such other services as may be reasonably requested by the Fund or its Board of Directors or investment advisor from time to time:

TREASURER'S OFFICE

o    Coordination of audit/tax work among audit firm and vendors
o    Review of financial statements (annual, semi-annual)
o    Review of Forms N-SAR and N-CSR (annual, semi-annual)
o    Certification of financials on Form N-CSR
o    Review and execution of tax filings
o Provide individual(s) to serve as Treasurer, Assistant Treasurer, Secretary and/or Assistant Secretary
o    Provide individual(s) to serve as Anti-Money Laundering Officer
o    Provide individual(s) to serve as Compliance Officer
o    Coordination and documentation of Valuation Committee
o    Review of expense budgets and accruals
o    Negotiation and review of fidelity bond and E&O/D&O coverage proposals

VENDOR OVERSIGHT

o    Selection of service providers
o    Review of deliverables
o    Review of vendor agreements
o    Review of sub-advisory/partnership agreements
o    Review of vendor invoices
o    Review of engagement letters
o    Negotiation of fees
o    Input on business requirements for vendor systems development
o    Review of vendor controls and procedures
o    Review of monthly quality reports

OVERSIGHT OF FUND/SERIES/PRODUCT START-UPS AND TERMINATIONS

o    Coordinate legal issues with in-house and outside counsel
o    Coordinate tax and accounting issues with audit firm
o    Coordinate operations with vendors

o    Review Prospectus, SAI and sticker
o    Review proxy
o    Review other offering documents
o    Establish fund budget/expense reserve

BOARD COORDINATION

o    Review Board materials
o    Coordinate adviser presentations and materials
o    Attend Board meetings
o Communicate with Board members, including coordination of meeting dates and materials
o    Coordinate responses to Directors' questionnaires

DATA INTEGRITY

o    Review performance calculations
o    Review daily data discrepancy
o    Review proof packages from service providers
o    Review reconciliations between service providers and adviser

CONSULTING SERVICES

o    Regulatory issues
o    Registration issues (including Blue Sky)
o    Accounting issues
o    Operations issues
o    Product structures
o    Establishing quality standards
o    RFP preparation and coordination, and vendor review
o    Security pricing issues
o    Governance issues
o    Regulatory audit coordination
o    Internal control

                                   SCHEDULE B
                                       TO
                         OPERATIONS MONITORING AGREEMENT
                                     BETWEEN
                                FFTW FUNDS, INC.
                                       AND
                              EOS FUND SERVICES LLC


         In consideration of the services rendered and expenses assumed by EOS pursuant to (i) this Operations Monitoring Agreement, (ii) that certain Operations Monitoring Agreement effective as of August 15, 2003 between FFTW Diversified Alpha Fund Ltd. and EOS and (iii) those certain Operations Monitoring Agreements effective as of August 15, 2003 between EOS and each of FFTW Mortgage Total Return Fund, plc and FFTW Global Debt Fund, plc, the FUND shall pay EOS in arrears on the last business day of each month a pro-rated monthly portion of an overall relationship fee at the annual rate of 0.02% of the average daily net assets of the FFTW entities on the first $3.5 billion, 0.015% thereafter up to $5 billion, 0.01% thereafter up to $7.5 billion, 0.0075% thereafter up to $10 billion, and 0.005% on assets over $10 billion.